EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales increase 2.0%; EPS Increases 12.6% to $10.77

MEMPHIS, Tenn., May 24, 2016 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.6 billion for its third quarter (12 weeks) ended May 7, 2016, an increase of 4.0% from the third quarter of fiscal 2015 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 2.0% for the quarter.

Net income for the quarter increased 6.0% over the same period last year to $327.5 million, while diluted earnings per share increased 12.6% to $10.77 per share from $9.57 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.8% (versus 52.3% for last year’s quarter).  The improvement in gross margin was attributable to higher merchandise margins, partially offset by higher supply chain costs associated with current year inventory initiatives (-19 bps).  Operating expenses, as a percentage of sales, were 32.2% (versus 31.6% last year).  The increase in operating expenses, as a percentage of sales, was due to higher legal expense (-34 bps) and store payroll.  The legal expense was driven by a single, discrete item.

Under its share repurchase program, AutoZone repurchased 687 thousand shares of its common stock for $533 million during the third quarter, at an average price of $775 per share.  At the end of the third quarter, the Company had $765 million remaining under its current share repurchase authorization.

The Company’s inventory increased 3.7% over the same period last year, driven primarily by new store openings over the last twelve months.  Inventory per location was $629 thousand, flat with last year, and $633 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis was a negative $69 thousand versus negative $68 thousand last year and negative $57 thousand last quarter.

“We would like to thank our entire organization for delivering another quarter of solid results: our thirty-ninth consecutive quarter of double digit earnings per share growth.  AutoZoners across the company remain committed to providing superior service to our customers and that dedication has resulted in consistent, solid performance.  During the quarter, we continued implementation of our inventory availability initiatives.  At the end of the quarter, we have expanded our increased frequency of distribution center deliveries initiative to 1,600 domestic AutoZone stores and expect by the end of the fiscal year to be servicing approximately 2,000 of our over 5,000 domestic AutoZone stores.  We also plan to open approximately four additional Mega Hubs by the end of the fiscal year to finish with a total of 11.  The results of our initiatives continue to meet or exceed our expectations, further confirming our new inventory deployment strategy.  Regarding the third quarter’s results, sales were below our expectations as weather negatively impacted sales primarily in Midwestern, Middle Atlantic, and Northeastern states.  Additionally, the quarter was impacted by a legal charge along with a discrete tax benefit, which netted to a reduction to earnings per share of $0.11 per share.  As we continue to strategically invest in our business in order to support our long term growth, remaining committed to our disciplined approach to growing operating earnings and utilizing our capital effectively, we are excited by our opportunities this summer,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 7, 2016, AutoZone opened 33 new stores in the U.S., opened seven new stores in Mexico, and opened one new IMC branch.  As of May 7, 2016, the Company had 5,226 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 458 stores in Mexico, 25 IMC branches, and eight stores in Brazil for a total count of 5,717.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 24, 2016, beginning at 10:00 a.m. (EDT) to discuss its third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 31, 2016, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; the compromising of the confidentiality, availability or integrity of information, including cyber security attacks; and changes in laws or regulations. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 29, 2015, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2016

Condensed Consolidated Statements of Operations
3rd Quarter, FY2016
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 7, 2016	May 9, 2015

Net sales	$2,593,672	$2,493,021
Cost of sales	1,223,214	1,190,232
Gross profit	1,370,458	1,302,789
Operating, SG&A expenses	834,084	788,840
Operating profit (EBIT)	536,374	513,949
Interest expense, net	34,051	31,779
Income before taxes	502,323	482,170
Income taxes	174,808	173,099
Net income	$327,515	$309,071
Net income per share:
Basic	$10.99	$9.77
Diluted	$10.77	$9.57
Weighted average shares outstanding:
Basic	29,809	31,643
Diluted	30,405	32,301

Year-To-Date 3rd Quarter, FY2016
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 7, 2016	May 9, 2015

Net sales	$7,236,907	$6,896,936
Cost of sales	3,422,919	3,297,453
Gross profit	3,813,988	3,599,483
Operating, SG&A expenses	2,456,959	2,315,704
Operating profit (EBIT)	1,357,029	1,283,779
Interest expense, net	101,893	103,374
Income before taxes	1,255,136	1,180,405
Income taxes	440,897	421,301
Net income	$814,239	$759,104
Net income per share:
Basic	$27.00	$23.80
Diluted	$26.46	$23.33
Weighted average shares outstanding:
Basic	30,159	31,893
Diluted	30,773	32,534

Selected Balance Sheet Information
(in thousands)
	May 7, 2016	May 9, 2015	August 29, 2015

Cash and cash equivalents	$213,380	$153,288	$175,309
Merchandise inventories	3,597,251	3,468,249	3,421,635
Current assets	4,225,486	3,950,490	3,970,294
Property and equipment, net	3,619,305	3,426,388	3,505,632
Total assets (1)	8,464,105	8,009,445	8,102,349
Accounts payable	3,991,030	3,845,129	3,864,168
Current liabilities	4,647,589	4,693,102	4,712,873
Total debt (1)	4,953,697	4,510,334	4,624,876
Stockholders' deficit	(1,863,282)	(1,643,245)	(1,701,390)
Working capital	(422,103)	(742,612)	(742,579)

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 7, 2016	May 9, 2015
Net income	$1,215,376	$1,132,774
Add: Interest	148,958	152,800
Taxes	661,967	628,406
EBIT	2,026,301	1,913,980

Add: Depreciation and amortization	290,173	262,192
Rent expense	274,660	267,247
Share-based expense	39,759	40,093
EBITDAR	$2,630,893	$2,483,512

Debt (1)	$4,953,697	$4,510,334
Capital lease obligations	128,870	132,016
Add: rent x 6	1,647,960	1,603,482
Adjusted debt	$6,730,527	$6,245,832

Adjusted debt to EBITDAR	2.6	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 7, 2016	May 9, 2015	May 7, 2016	May 9, 2015

Depreciation and amortization	$68,529	$62,299	$203,465	$183,211
Capital spending	$113,331	$106,571	$299,922	$292,745

Cash flow before share repurchases:
Increase in cash and cash equivalents	$5,422	$1,749	$38,071	$28,803
Subtract increase in debt, excluding deferred financing	112,400	86,200	330,900	190,700
Add back share repurchases	532,668	515,251	1,082,725	840,918
Cash flow before share repurchases and changes in debt	$425,690	$430,800	$789,896	$679,021

Other Selected Financial Information
(in thousands, except ROIC)
	May 7, 2016	May 9, 2015

Cumulative share repurchases ($ since fiscal 1998)	$16,384,912	$14,871,688
Remaining share repurchase authorization ($)	$765,088	$778,312

Cumulative share repurchases (shares since fiscal 1998)	140,312	138,258

Shares outstanding, end of quarter	29,501	31,239

	Trailing 4 Quarters
	May 7, 2016	May 9, 2015
Net income	$1,215,376	$1,132,774
Adjustments:
Interest expense	148,958	152,800
Rent expense	274,660	267,247
Tax effect*	(149,538)	(149,957)
After-tax return	1,489,456	1,402,864

Average debt**(1)	4,737,645	4,404,446
Average stockholders' deficit**	(1,745,470)	(1,640,964)
Add: Rent x 6	1,647,960	1,603,482
Average capital lease obligations**	127,954	121,705
Pre-tax invested capital	$4,768,089	$4,488,669

Return on Invested Capital (ROIC)	31.2%	31.3%

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.

* Effective tax rate over trailing four quarters ended May 7, 2016 is 35.3% and May 9, 2015 is 35.7%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2016
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 7, 2016		May 9, 2015		May 7, 2016	May 9, 2015
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,193		5,042		5,141	4,984
Stores opened	33		27		85	86
Stores closed	-		-		-	1
Ending domestic stores	5,226		5,069		5,226	5,069

Relocated stores	1		1		4	3

Stores with commercial programs	4,274		4,007		4,274	4,007

Square footage (in thousands)	34,094		33,025		34,094	33,025

AutoZone Mexico stores:
Stores opened	7		7		17	16
Total stores in Mexico	458		418		458	418

AutoZone Brazil stores:
Stores opened	-		2		1	2
Total stores in Brazil	8		7		8	7

Total AutoZone stores	5,692		5,494		5,692	5,494
Square footage (in thousands)	37,528		36,157		37,528	36,157
Square footage per store	6,593		6,581		6,593	6,581

IMC branches:
Branches opened	1		-		5	1
Branches acquired	-		-		-	17
Total IMC branches	25		18		25	18

Total locations chainwide	5,717		5,512		5,717	5,512

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	May 7, 2016		May 9, 2015		May 7, 2016	May 9, 2015
Sales per average store	$434		$432		$1,785	$1,761
Sales per average square foot	$66		$66		$271	$268

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$2,503,108		$2,404,469		$10,157,577	$9,586,307
% Increase vs. LY	4.1%		6.5%		6.0%	4.5%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$481,444		$452,153		$1,920,418	$1,752,211
% Increase vs. LY	6.5%		11.4%		9.6%	10.4%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$90,564		$88,552		$369,734	$360,326
% Increase vs. LY	2.3%		6.5%		2.6%	4.8%

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 7, 2016		May 9, 2015		May 7, 2016	May 9, 2015
Domestic same store sales	2.0%		2.3%		3.0%	3.4%

Inventory Statistics (Total Locations)
	as of		as of
	May 7, 2016		May 9, 2015
Accounts payable/inventory	110.9%		110.9%

($ in thousands)
Inventory	$3,597,251		$3,468,249
Inventory per location	$629		$629
Net inventory (net of payables)	$(393,779)		$(376,880)
Net inventory / per location	$(69)		$(68)

	Trailing 5 Quarters
	May 7, 2016		May 9, 2015
Inventory turns	1.4	x	1.4	x

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com